Legg Mason, Inc.
	   Computation of Consolidated Ratios of Earnings to Fixed Charges
			       (dollars in thousands)



			 Six             Years ended March 31,
		     months ended
		      September,
			2001     2001     2000      1999      1998      1997

Earnings before
 income taxes        $110,321  $265,820  $254,438  $156,811 $127,565 $ 95,798


Fixed Charges
 Interest expense      72,562  175,389   134,383    94,974   73,776    43,388
 Portion of rental     13,163   22,315    17,312    14,457   12,823    10,017
 expense representative
 of interest factor*


Earnings available
 for fixed charges   $196,046 $463,524  $406,133  $266,242 $214,164  $149,203


Fixed Charges:
 Interest expense    $ 72,562 $175,389  $134,383  $ 94,974 $ 73,776  $ 43,388
 Portion of rental     13,163   22,315    17,312    14,457   12,823    10,017
 expense representative
 of interest factor*

Total fixed charges  $ 85,725 $197,704  $151,695  $109,431 $ 86,599  $ 53,405

Consolidated ratio
 of earnings to         2.3      2.3       2.7      2.4       2.5       2.8
 fixed chargess






* The portion of rental expense representative of interest factor is calculated as one-third of the total of Rent, DP Service Bureau and Equipment Rental expenses.